Wilshire Credit Corporation
[Wilshire Logo]
Exhibit T Payments
P.O. Box 105344; Atlanta, GA 30348-5344
or P.O. Box 7195: Pasadena, CA
91109-7195
Correspondence
P.O. Box 8517: Portland
,
OR 97207-8517
Phone
March 12, 2005 (503) 952-7947
(888) 502-0100
Fax
(503) 952-7476
Web Site
www.wcc.ml.com
US Bank - Corporate Trust Services
EP-MN-WS3D
60 Livingston Ave
St. Paul. MN 55107-1419
Attn: Diane Reynolds

Merrill Lynch Mortgage Investors, Inc
250 Vesey Street
4 World Financial Center, 10th Floor
New York, NY 10080
Attn: Ketan Parekh
Re: Annual Officer's Certificate
(Wilshire Pool 1414) Pooling & Servicing Agreement (the "Agreement") dated as of January 1, 2007 between Merrill
Lynch Mortgage Investors, Inc., Depositor, Wilshire Credit Corporation, Servicer, and U.S. Bank National Association,
Trustee for the Specialty Underwriting and Residential Finance Trust, Mortgage Loan Asset-Backed Certificates, Series
2007-BC1.
I, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the "Servicer"), hereby certify that:
i.
A review of the activities of the Servicer during such preceding calendar year and of the performance under the Agreement has been made under my supervision, and
ii.
To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.
Wilshire Credit Corporation, as Servicer
Certified By: /s/ Ken Frye
Name: Ken Frye
Title: Senior Vice President, Loan Servicing